Exhibit 10.36

COMPENSATION FOR OUTSIDE BOARD MEMBERS
(As approved by the Compensation Committee & Board 3/25/04)

Proposed

		Attend in	Attend by
	Now	Person	Phone
Annual Retainer (Base)	$15,000	$15,000
Committee Chairman (extra)		2,500
Committee Secretary (extra)		2,500
Regular Meeting Fee	$1,000	2,500	$1,500
Spec. Committee or Board mtg
(if separate from regular BOD mtg)		1,500	500

Options Granted Upon Joining BOD	20,000
Option Grants yearly thereafter	10,000

Total likely Board Compensation (calculated)

	Min	Max
Base Retainer	$15,000	$15,000
Committee Chairman or Secretary (extra)	0	2,500
Meeting fees (4 to 6 x $2,500)	10,000	15,000
Committee meetings (1 to 4 x $1,500)	1,500	6,000
Special BOD or Committee Meetings (2)	1,000	3,000

	$27,500	$41,500